AGREEMENT REGARDING AWARD OF CLASS B UNITS


          This Agreement is dated as of the 1st day of April, 1996, by and between Sydney B. Lilly (the "Executive") and Sattel Communications LLC, a California limited liability company (the "Company"). All capitalized terms used herein and not otherwise defined have the same meaning as set forth in the Operating Agreement of Sattel Communications LLC dated as of April 1, 1996 (the "Operating Agreement").

          1. Award of Class B Units. In consideration for the services to be rendered by the Executive to the Company, the Executive is awarded 100 Class B Units in the Company (the "Units"), subject to the terms and conditions of this Agreement and the Operating Agreement.

          2. Consent to Terms of Operating Agreement. The Execu-tive acknowledges receipt of a copy of the Operating Agreement.
By his execution of this Agreement, the Executive agrees to be bound by all of the terms and provisions of the Operating
Agreement.

          3. Transferability. The transferability of Class B Units is restricted by Article VII of the Operating Agreement and
Section 4 of this Agreement. Any transfer in violation of the Operating Agreement or this Agreement shall be void and of no legal effect.

          4.  Permitted Transfers.

               4.1. Permitted Transferees. The Executive may transfer all or any part of his Class B Units which are not subject to forfeiture to (i) the Company, (ii) Sattel or
     (iii) a group consisting of Executive's spouse, issue or a trust created for the benefit of his spouse or issue (such spouse, issue or trust being hereinafter referred to as a "Permitted Transferee"); provided, however, that (i) any such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement, (ii) if the proposed transfer is to a trust, prior to the transfer the Board of Directors shall have approved the trustee thereof in writing and (iii) any transfer to a Permitted Transferee shall only be of the economic interest, as defined in
     Section 17001(n) of the California Act, attributable to the transferred Class B Units. Thus, the Executive still retains the right to vote and to exercise all rights and decisions under this Agreement and the Operating Agreement as regards the Class B Units transferred to the Permitted Transferee unless said Permitted Transferee is admitted to the Company as a Member as provided in Article VII of the Operating Agreement.

               4.2.  Subsequent Transfers.  A Permitted
     Transferee may transfer all or any portion of the Class B


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     Units transferred to such Permitted Transferee only to the
     Company, Sattel, the Executive or another Permitted
     Transferee in accordance with Section 4.1.

          5.  Purchase of Interest on Termination of Employment.
If the Executive's employment with The Diana Corporation terminates, the provisions of this Section 5 shall govern the Company's option to purchase any Class B Units then held by the Executive or a Permitted Transferee.

               5.1. Option to Purchase. Upon and following the Executive's termination of employment with The Diana Corporation, the Company will have the continuing right, but not the obligation, to purchase all, but not less than all, of the Class B Units held by the Executive and all Permitted Transferees for their Fair Market Value as determined below. Such right shall be exercised by written notice given by the Company to the Executive and shall apply to all Units held at the time the notice is given. Prior to any such purchase, the Class B Units shall remain subject in all respects to this Agreement and the Operating Agreement. Notwithstanding the foregoing, if the Executive's employment terminates because of death or disability, the Company's option to purchase the Class B Units will not become effective until one year after the termination of employment.

          5.2. Determination of Fair Market Value. For purposes of this Agreement, the "Fair Market Value" (which shall mean the "Agreed Fair Market Value" and the "Appraised Fair Market Value," as applicable) of the Class B Units to be purchased pursuant to Section 5.1 or Section 6.3 hereof shall be determined as of the close of the fiscal quarter immediately preceding the date the Company's notice is given the case of Section 5.1 or as of the close of the fiscal quarter immediately preceding the date the requisite notice is given by the other Unit holders in the case of Section 6.3, whichever is applicable to the purchase. The Fair Market Value shall be determined pursuant to the following procedure:

               (a) The holders of a majority of the Class B Units which are to be purchased may reach agreement with the Company as to the Fair Market Value of the Class B Units (the "Agreed Fair Market Value"). All selling Class B Unit holders are then bound to sell at such Agreed Fair Market Value.

               (b) If the parties cannot reach agreement as to the Fair Market Value of the Class B Units within thirty
     (30) days after the date the Company's notice is given in the case of Section 5.1 or the date the requisite notice is given by the other Unit holders in the case of Section 6.3,

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     whichever is applicable to the purchase, any selling party or the Company may request that the Fair Market Value of the Class B Units to be purchased be determined by appraisal according to the procedure set forth in Section 5.3, below (the "Appraised Fair Market Value"); provided, however, that only one appraisal of the Class B Units shall be performed if there are multiple sellers of the Class B Units that request an appraisal.

               5.3. Appraisal. The Appraised Fair Market Value shall be determined by an appraiser which (i) shall be an investment banking firm which has a seat on the New York Stock Exchange and (ii) shall be approved by the Company and the holders of a majority of the Class B Units to be sold. If the parties cannot agree upon an appraiser within fifteen
     (15) days after the expiration of the thirty (30) day period for determining the Agreed Fair Market Value under Section 5.2(a), above, the Company and the holders of a majority of the Class B Units to be sold shall each select an appraiser which shall be an investment banking firm which has a seat on the New York Stock Exchange, and the two (2) appraisers so selected shall select an appraiser meeting the same criteria who shall determine the Appraised Fair Market Value for purposes of this Section 5.3. The determination of such appraiser shall be binding and conclusive on the parties concerned for purposes hereof. Such appraisal shall be performed as soon as practicable, and the Company will bear the cost of the appraisal. In valuing the Class B Units, the appraiser shall appraise the Company on the basis of the sale of all of the equity interests in the Company to a single purchaser and then determine a value for the Class B Units by first taking into account the terms of the Operating Agreement.

               5.4. Closing for Purchase. The closing of any purchase of Class B Units pursuant hereto shall occur at the Company's principal office on such day as the Company shall select, but not more one hundred and twenty (120) days after the date on which the Company's notice is given in the case of Section 5.1 or the date the requisite notice is given by the other Unit holders in the case of Section 6.3, whichever is applicable to the purchase. At the closing, the seller or sellers shall deliver to the Company the Class B Units to be purchased, free and clear of any liens, security interests, encumbrances, charges or other restrictions, and all such instruments or documents of conveyance as shall be reasonably required by the Company in connection with the purchase of such Class B Units.

               5.5.  Payment for Purchase and Adjustment of
     Purchase Price. The Company may pay the entire purchase price to the selling parties at the closing. Alternatively,

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     the Company may pay one-third of the purchase price in cash at the closing, with the remaining two-thirds of the pay-ments to be made on the first and second anniversaries of the closing unless the Company chooses to accelerate said payments. The deferred payments will bear interest at a rate of 10% per annum until paid. If there is a Triggering Event within six months after the date as of which the Fair Market Value is determined, the Executive will receive an additional payment equal to the excess, if any, of the amount that would have been paid based on the IPO price or sales terms (net of expenses reasonably appropriate to the sale) over the initial Appraised or Agreed Fair Market Value. In the event of an IPO, the payment will be made in cash. In the event of a sale, payment will be made in the form of consideration given in the sale. In addition, the deferred payments shall be accelerated and paid upon the occurrence of a Triggering Event.

          6. Right to Participate in Initial Public Offering ("IPO"). If there has not been a Triggering Event, the Executive will have the right to participate in an IPO of any entity then conducting the Company's business on the terms provided below.
By executing this Agreement, the Executive agrees to do whatever is necessary with his Class B Units in order to position the Company for such IPO and to otherwise cooperate to the fullest extent possible.

               6.1.  Conversion of Class B Units.  If the
     Company's business shall be the subject of an IPO, the Executive shall have the right to convert his Class B Units into shares of the entity which are being offered in the IPO (the "Stock") having a value equal to the value of the Units so converted. The value of the Class B Units for this purpose shall be their Fair Market Value; provided, however, that an appraiser, if used, shall appraise the Company on the basis of the public selling price of the Stock. Any such conversion of the Class B Units may be deferred until compliance with all state or federal securities laws.

               6.2. Registration. The entity participating in the IPO (the "Corporation") will use its best efforts to effectuate a registration or registrations of the Stock under the Securities Act of 1933, as amended, as shall be necessary in the judgment of the managing underwriter to effectuate an orderly sale (over such period of time and in such amounts determined by the managing underwriter to be reasonably feasible) of the Stock owned by the Executive or Permitted Transferees, all other outstanding stock of the Corporation subject to registration rights and any stock that the Corporation wants to sell. All sales shall be made first by the Corporation and second by other parties in accordance with their relative rights and priorities. In connection with any such registrations, the parties agree to

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     cooperate with each other and execute such agreements and
     other documents as shall be reasonably requested. The Corporation's obligations under this Section 6.2 shall terminate when the Executive or his Permitted Transferees are able to sell any Stock pursuant to Rule 144 (other than Rule 144(k)) under the Securities Act.

               6.3. Executive's Right to Have Units Redeemed. If the Company elects to redeem Units in lieu of undertaking an IPO pursuant to other Agreements Regarding Award of Class B Units of even date herewith, the Executive may elect to have his Units (and those of his Permitted Transferees) redeemed as well. The price at which such Units will be redeemed is the Agreed Fair Market Value as determined pursuant to
     Section 5.2(a) or the Appraised Fair Market Value as determined pursuant to Section 5.2(b) hereof, whichever is applicable; provided, however, the cost of the appraisal will be borne one-half by the selling parties (divided in proportion to the Units being sold) and one-half by the Company. The closing of the purchase and payment for the Class B Units shall be governed by Sections 5.4 and 5.5 hereof.

          7. Cooperation If a Triggering Event Occurs. In the event of a Triggering Event, the Executive (and his Permitted Transferees) will be entitled, and required, to participate in such Triggering Event on the same terms (in the event of a sale after sharing expenses reasonably appropriate to the sale) as Diana or its Affiliate owning the equity interests in the Company, except as otherwise specifically modified by this Agreement.

          8. Miscellaneous. Any amendment to this agreement must be in a writing signed by the Company and the Executive. This Agreement shall be governed by the laws of the State of California without application of choice of law principles. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) of the parties in connection with any matter covered hereby, including any prior commitments, whether oral or written, for equity interests, real or phantom, in the business of the Company.

          9. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if delivered personally or if mailed by certified mail (return receipt requested), with proper postage, to the addresses of the parties set forth beneath their respective signature lines of this Agreement. All notices shall be deemed effective on the date when delivered personally,

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     or five business days after having been mailed.  Any party hereto may change its address by like notice stating its new address to the other party.

          10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration conducted before a single arbitrator in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof.

          Executed as of the day and year first above written.


                              SATTEL COMMUNICATIONS LLC

                              By: /s/ James J. Fiedler
                                      Chairman of the Board and
                                      Chief Executive Officer

                              Address:  9145 Deering Avenue
                                        Chatsworth, CA  91311


                              EXECUTIVE:

                              By: /s/ Sydney B. Lilly

                              Address:  3111 Bel Aire Drive, #23F
                                        Las Vegas, Nevada  89109